                                                                      EXHIBIT 12

                                   MESA INC.

             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES


     The following computations of the ratio of earnings to fixed charges for the six months ended June 30, 1994 and for the years ended December 31, 1993, 1992, 1991, 1990 and 1989 represent the actual results of Mesa's operations for those periods.



                                    SIX
                                   MONTHS
                                   ENDED                     YEARS ENDED DECEMBER 31
                                  JUNE 30,    ------------------------------------------------------
                                    1994        1993        1992       1991       1990        1989
                                  --------    ---------   --------   --------   ---------   --------
Net loss.......................   $(43,104)   $(102,448)  $(89,232)  $(79,163)  $(200,276)  $(60,414)
Adjustments --
  Loss on investment accounted
     for under the equity
     method....................         --           --         --         --          --     13,268
  Minority interest in loss....         --       (4,318)    (3,854)    (3,419)     (8,649)    (2,609)
  Interest expense.............     72,975      142,002    143,392    150,770     186,700    183,908
                                  --------    ---------   --------   --------   ---------   --------
          Total Earnings.......   $ 29,871    $  35,236   $ 50,306   $ 68,188   $ (22,225)  $134,153
                                  ========    =========   ========   ========   =========   ========
Fixed charges:
  Interest expense.............   $ 72,975    $ 142,002   $143,392   $150,770   $ 186,700   $183,908
                                  ========    =========   ========   ========   =========   ========
Ratio of earnings to fixed
  charges......................        (a)          (a)        (a)        (a)         (a)        (a)
                                  ========    =========   ========   ========   =========   ========
Fixed charges in excess of
  earnings(a)..................   $ 43,104    $ 106,766   $ 93,086   $ 82,582   $ 208,925   $ 49,755
                                  ========    =========   ========   ========   =========   ========


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(a) Earnings were not adequate to cover fixed charges in the indicated periods.